Exhibit 99.1
For Release: Tuesday, Dec. 10, 2013, 9 a.m. EST

Dan Akerson to Retire as GM CEO in January 2014
Mary Barra to Become Next CEO
Dan Ammann Named President

DETROIT - General Motors today announced that Dan Akerson, who guided today’s GM to record profits and dramatic improvement in vehicle quality while closing the chapter on government ownership in the company, will step down as chairman and CEO on Jan. 15, 2014.

Mary Barra, 51, executive vice president, Global Product Development, Purchasing and Supply Chain, was elected by the Board of Directors to become the next CEO of the company. Barra will also join the GM Board.

Akerson, 65, pull ahead his succession plan by several months after his wife was recently diagnosed with an advanced stage of cancer.

The Board also named Theodore (Tim) Solso to succeed Akerson as Chairman. Solso, 66, is the former chairman and CEO of Cummins, Inc., and has been a member of the GM Board since June 2012.

“I will leave with great satisfaction in what we have accomplished, great optimism over what is ahead and great pride that we are restoring General Motors as America’s standard bearer in the global auto industry,” Akerson said in a message to employees.

With 33 years of experience at GM, Barra has risen through a series of manufacturing, engineering, and senior staff positions. She is a leader in the company’s ongoing turnaround, revitalizing GM’s product development process resulting in the launch of critically acclaimed new products while delivering record product quality ratings and higher customer satisfaction.

“With an amazing portfolio of cars and trucks and the strongest financial performance in our recent history, this is an exciting time at today’s GM,” said Barra. “I’m honored to lead the best team in the business and to keep our momentum at full speed.”

Dan Ammann, 41, executive vice president and chief financial officer, was named company president and will assume responsibility for managing the company’s regional operations around the world. The global Chevrolet and Cadillac brand organizations and GM Financial will also report to Ammann.

Ammann joined GM in 2010 where his first assignment was to manage GM’s initial public offering. As CFO, he has led a transformation of GM’s finance operations into a world-class organization. He also led the strategy to rebuild the company’s captive finance capability through the successful establishment and growth of GM Financial.

“We have a significant opportunity to further integrate and optimize our operations to deliver even better results,” said Ammann. “While we have made good progress, we still have much work ahead of us to realize GM’s full potential.”

Ammann will retain CFO responsibilities at least through the release of the company’s fourth quarter and full-year 2013 results in early February 2014. His replacement as CFO will be named later.

Mark Reuss, 50, executive vice president and president, North America, will replace Barra as executive vice president, Global Product Development, Purchasing and Supply Chain. Under Reuss’ watch, GM’s North America region has produced consistent profits and improved margins during a product renaissance that includes the launch of award-winning cars and trucks such as the Cadillac ATS, Chevrolet Corvette, Impala and Silverado pickup.

“The driver’s seat of designing and engineering the strongest product line up in GM’s history is the best seat to have,” said Reuss. “We’re going to keep the pedal down on GM’s product resurgence and keep winning new customers.”

Alan Batey, currently senior vice president, Global Chevrolet and U.S. Sales and Marketing, will replace Reuss and is named Executive Vice President and President, North America. Batey, 50, joined GM’s Vauxhall operation in 1979 and held several sales, service and marketing positions around the world. In his current position, he has developed the Chevrolet brand’s Find New Roads advertising campaign and has overseen a sweeping upgrade of retail sales and service operations at hundreds of U.S. dealerships.

“North America is the foundation of the GM turnaround story and I’m honored to help continue what Mark started,” said Batey. “We remain committed to delivering the world’s best retail experience to match the world’s best cars and trucks.”

The company also announced that Steve Girsky, 51, vice chairman, Corporate Strategy, Business Development and Global Product Planning, will move to a senior advisor role until leaving the company in April 2014. He will remain on the GM Board of Directors.

Girsky led GM’s turnaround plan for Europe that has put that region’s operations back on a path to profitability. He has also put GM’s OnStar unit at the forefront of in-vehicle connectivity and helped create GM Ventures to speed the commercialization of new technologies in GM vehicles.

“I share Dan’s pride for what the company has accomplished and his sense of optimism for a bright future,” said Girsky. “This team is united in its commitment to building on the foundation that we have established.”

Under Akerson’s leadership, GM made swift progress as the company transformed from being majority owned by U.S. Treasury to being publicly traded and investment grade rated.

“My goals as CEO were to put the customer at the center of every decision we make, to position GM for long term success and to make GM a company that America can be proud of again,” Akerson said. “We are well down that path, and I’m certain that our new team will keep us moving in that direction.”

Akerson was named GM Chairman and CEO on September 1, 2010. He joined GM in 2009 as a member of its Board of Directors. Since the company’s November 2010 Initial Public Offering, GM has recorded 15 consecutive quarters of profitability, has earned this year the best overall initial vehicle quality scores of any auto manufacturer, and has re-invested nearly $9 billion and created or retained more than 25,000 jobs at its U.S plants.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

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CONTACTS:

Greg Martin
GM Communications
202-744-6285
greg.a.martin@gm.com

Selim Bingol
GM Communications
313-618-2862
selim.bingol@gm.com